                                                                     Exhibit 5.1

                [Letterhead of Wachtell, Lipton, Rosen & Katz]

                                 April 3, 1998

Tommy Hilfiger Corporation
6/F, Precious Industrial Centre
18 Cheung Yue Street
Cheung Sha Wan
Kowloon
Hong Kong

Tommy Hilfiger U.S.A., Inc.
25 West 39th Street
New York, New York U.S.A. 10018

Dear Sirs,

We have acted as United States counsel for Tommy Hilfiger Corporation, a British Virgin Islands corporation (the "Company"), and Tommy Hilfiger U.S.A., Inc., a wholly owned subsidiary of the Company ("TH USA"), in connection with the combined Registration Statement on Form S-3 of the Company and TH USA, in connection with the registration under the Securities Act of 1933, as amended, of $700,000,000 of debt securities of TH USA (the "Debt Securities") and related guarantees of the Company (the "Guarantees"). In this regard, we have reviewed the Registration Statement on Form S-3 (Registration No. 333-48355/48355-01), as amended by Amendment No. 1 thereto (the "Registration Statement"), relating to the Debt Securities and the Guarantees. We are familiar with the proceedings heretofore taken, and the additional proceedings proposed to be taken, by TH USA in connection with the authorization, registration, issuance and sale of the Debt Securities.

For the purposes of our opinion in paragraph (2) below, we have assumed that (a) the Company is validly existing and in good standing under the laws of the British Virgin Islands and has duly authorized and will have, at the time the Guarantees are issued by the Company, executed and delivered the Guarantees in accordance with the Company's memorandum and articles of association, (b) execution, delivery and performance by the Company of the Guarantees do not, and will not at the time the Guarantees are issued by the Company, violate the laws of the British Virgin Islands or any other applicable laws (excepting the laws of the State of New York and the federal laws of the United States) and (c) execution, delivery and performance by the Company of the Guarantees do not, and will not at the time the Guarantees are issued by the Company, constitute a breach or violation of any agreement or instrument which is binding upon the Company. In addition, our opinion in paragraph (2) below is subject to the effect of bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equity principles (regardless of whether enforcement is considered in proceedings at law or in equity).

Based upon the foregoing, and subject to the proposed additional proceedings being taken as now contemplated prior to the issuance of the Debt Securities and the Guarantees, we are of the opinion that when the Debt Securities are issued and sold by TH USA and the related Guarantees are issued by the Company pursuant to the terms described in the Registration Statement:

     (1) the Debt Securities will be validly issued and will constitute the legally binding obligations of TH USA; and

     (2) the Guarantees will constitute the legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

We consent to the use of our name in the Registration Statement under the caption "Validity of Offered Debt Securities" and we also consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,



                                       /s/ Wachtell, Lipton, Rosen & Katz